Exhibit 4.7

TENTH SUPPLEMENTAL INDENTURE
    This TENTH SUPPLEMENTAL INDENTURE, dated as of July 14, 2021 (this “Tenth Supplemental Indenture”), is among Lennox International Inc., a Delaware corporation (the “Company”), Heatcraft Technologies Inc., a Delaware corporation (“HTI”), Lennox National Account Services Inc., a California corporation (“Account Services”), Lennox Procurement Company Inc., a Delaware corporation (“LPCI”), Lennox Services LLC, a Delaware limited liability company (“LS LLC” and, together with HTI, Account Services and LPCI, the “New Guarantors”), Advanced Distributor Products LLC, a Delaware limited liability company (“ADP”), Allied Air Enterprises LLC, a Delaware limited liability company (“Allied Air”), Heatcraft Inc., a Delaware corporation (“Heatcraft”), Heatcraft Refrigeration Products LLC, a Delaware limited liability company (“HRP”), Lennox Global LLC, a Delaware limited liability company (“Global”), Lennox Industries Inc., a Delaware corporation (“Industries”), Lennox National Account Services LLC, a Florida limited liability company (“National Account”), LGL Australia (US) Inc., a Delaware corporation (“LGL Australia”), LGL Europe Holding Co., a Delaware corporation (“LGL Europe” and, together with ADP, Allied Air, Heatcraft, HRP, Global, Industries, National Account and LGL Australia, collectively, the “Existing Guarantors”; the Existing Guarantors, together with the New Guarantors, collectively, the “Guarantors”), and U.S. Bank National Association, as Trustee under the Indenture referred to below.
RECITALS
    WHEREAS, the Company, the Existing Guarantors and the Trustee are parties to an Indenture, dated as of May 3, 2010 (the “Base Indenture”), as supplemented by the First Supplemental Indenture, dated as of May 6, 2010, the Second Supplemental Indenture, dated as of March 28, 2011, the Third Supplemental Indenture, dated as of October 27, 2011, the Fourth Supplemental Indenture, dated as of December 10, 2013, the Fifth Supplemental Indenture, dated as of August 30, 2016, the Sixth Supplemental Indenture, dated as of November 3, 2016 (the “Sixth Supplemental Indenture”), the Seventh Supplemental Indenture, dated as of January 23, 2019, the Eight Supplemental Indenture, dated as of May 22, 2020 and the Ninth Supplemental Indenture, dated as of July 30, 2020 (the “Ninth Supplemental Indenture”) (the Base Indenture, as so supplemented, the “Indenture”), pursuant to which the Company has issued 3.000% Notes due 2023 (the “2023 Notes”), 1.350% Notes due 2025 (the “2025 Notes”) and 1.700% Notes due 2027 (the “2027 Notes” and, together with the 2023 Notes and the 2025 Notes, the “Notes”);
    WHEREAS, Section 8.06 of the Sixth Supplemental Indenture and Section 8.06 of the Ninth Supplemental Indenture provide that the Company is required to cause each New Guarantor to execute and deliver to the Trustee a supplemental indenture evidencing its guarantee of the punctual payment when due of all monetary obligations of the Company under the Indenture and the Notes on the terms and conditions set forth herein and in Article 8 of the Sixth Supplemental Indenture and Article 8 of the Ninth Supplemental Indenture;
    WHEREAS, each New Guarantor desires to enter into such supplemental indenture for good and valuable consideration, including substantial economic benefit in that the financial performance and condition of such New Guarantor is dependent on the financial performance and condition of the Company, the obligations hereunder of which such New Guarantor has guaranteed; and
    WHEREAS, pursuant to Section 8.01 of the Base Indenture, the parties hereto are authorized to execute and deliver this Tenth Supplemental Indenture to amend the Indenture, without the consent of any Holder.
    NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Guarantors, the Company and the Trustee mutually covenant and agree for the benefit of the Holders of the Notes as follows:
1.    Defined Terms. As used in this Tenth Supplemental Indenture, terms defined in the Indenture or in the preamble or recitals hereto are used herein as therein defined. The words “herein,” “hereof” and “hereby” and other words of similar import used in this Tenth

Supplemental Indenture refer to this Tenth Supplemental Indenture as a whole and not to any particular section hereof.
2.    Agreement to Guarantee. Each New Guarantor, as primary obligor and not merely as surety, hereby jointly and severally with the Existing Guarantors, irrevocably and fully and unconditionally guarantees to each Holder and to the Trustee and its successors and assigns (the “Guarantee”), on a senior unsecured basis and equal in right of payment to all existing and future senior indebtedness of such New Guarantor, the punctual payment when due of all monetary obligations of the Company under the Indenture and the Notes, whether for principal of or interest on the Notes, on the terms and subject to the conditions set forth in Article 8 of the Sixth Supplemental Indenture and Article 8 of the Ninth Supplemental Indenture and agrees to be bound by (and shall be entitled to the benefits of) all other applicable provisions of the Indenture as a Guarantor.
3.    Termination, Release and Discharge. The Guarantee shall terminate and be of no further force or effect, and the New Guarantors shall be released and discharged from all obligations in respect of the Guarantee, as and when provided in Section 8.03 of the Sixth Supplemental Indenture and Section 8.03 of the Ninth Supplemental Indenture.

4.    Parties. Nothing in this Tenth Supplemental Indenture is intended or shall be construed to give any Person, other than the Holders and the Trustee, any legal or equitable right, remedy or claim under or in respect of the Guarantee or any provision contained herein or in the Indenture.
5.    Governing Law. This Tenth Supplemental Indenture and the Notes shall be deemed to be a contract under the laws of the State of New York, and for all purposes shall be construed in accordance with the laws of such State, except as may otherwise be required by mandatory provisions of law.
6.    Ratification of Indenture; Supplemental Indentures; Part of Indenture. The Indenture, as supplemented by this Tenth Supplemental Indenture, is in all respects ratified and confirmed, and this Tenth Supplemental Indenture shall be deemed part of the Indenture in the manner and to the extent herein and therein provided.
7.    Trustee Makes No Representation; Trustee’s Rights and Duties. The recitals contained herein shall be taken as the statements of the Company, and the Trustee assumes no responsibility for the correctness of the same. The Trustee makes no representation as to the validity or sufficiency of this Tenth Supplemental Indenture and shall not be liable in connection therewith. The rights and duties of the Trustee shall be determined by the express provisions of the Indenture and, except as expressly set forth in this Tenth Supplemental Indenture, nothing in this Tenth Supplemental Indenture shall in any way modify or otherwise affect the Trustee’s rights and duties thereunder.
8.    Counterparts. This Tenth Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original; but such counterparts shall together constitute but one and the same instrument.
9.    Headings. The section headings herein are for convenience only and shall not affect the construction hereof.
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    IN WITNESS WHEREOF, the parties hereto have caused this Tenth Supplemental Indenture to be duly executed as of the date first above written.

LENNOX INTERNATIONAL INC.
ADVANCED DISTRIBUTOR PRODUCTS LLC
ALLIED AIR ENTERPRISES LLC
HEATCRAFT INC.
HEATCRAFT REFRIGERATION PRODUCTS LLC
HEATCRAFT TECHNOLOGIES INC.
LENNOX GLOBAL LLC
LENNOX INDUSTRIES INC.
LENNOX NATIONAL ACCOUNT SERVICES INC.
LENNOX NATIONAL ACCOUNT SERVICES LLC
LENNOX PROCUREMENT COMPANY INC.
LENNOX SERVICES LLC
LGL AUSTRALIA (US) INC.
LGL EUROPE HOLDING CO.

By:	/s/ Theresa McCray
Name: Theresa McCray
Title: Vice President, Corporate Tax and Treasurer

    [Signature Page to Tenth Supplemental Indenture]

U.S. BANK NATIONAL ASSOCIATION, AS TRUSTEE
By:	/s/ Michael K. Herberger
Name: Michael K. Herberger
Title: Vice President

    [Signature Page to Tenth Supplemental Indenture]